Exhibit 99.1

Ping Identity to Add Seasoned Executive Leaders to Board of Directors

Former CEOs Anil Arora and Vikram Verma bring decades of senior leadership and track records of transformation and growth to the Ping Identity board

DENVER — March 1, 2022 — Ping Identity (NYSE: PING), the Intelligent Identity solution for the enterprise, today announced that subject to final board approval, Anil Arora and Vikram Verma will join the company’s board of directors. Their terms will begin on May 3, 2022.

Arora has been a pioneer in the Fintech space and CEO of Yodlee and Envestnet|Yodlee from 2000-2019. He led Yodlee from a start-up to its public offering and eventual sale. From 2016-2019 Arora was also Vice-Chairman of Envestnet (NASDAQ: ENV), a cloud-based leader in wealth technology and data intelligence, where he helped expand the company’s vision, strategies and solutions from wealth management to financial wellness. Arora also held senior leadership positions at Gateway, Inc., Pillsbury and Kraft Foods. He earned a Master of Business (M.B.A.) from the University of Michigan and a Bachelor of Science (B.S.) from Rockford College.

“It’s an exciting time in the identity market, as organizations continue to prioritize the digital experience for their customers, employees and partners,” said Arora. “I’ve been involved with SaaS, machine learning, artificial intelligence and digital technologies for nearly 25 years, and hope to leverage my knowledge and experience to help Ping Identity continue to innovate their world-class identity solutions.”

Verma is a seasoned executive with over 30 years of leadership experience with technology companies of all sizes. He was previously CEO of 8x8 Inc. (NYSE: EGHT), where he served for over 7 years. Verma has also been a senior leader at Lockheed Martin and served as CEO of Savi Technology. He currently sits on the board of directors of Cambium Networks (NASDAQ: CMBM) and Zingtree, the advisory board of Wiliot, the board of trustees of Florida Institute of Technology and the Electrical and Computer Engineering Council at the University of Michigan. He earned a Bachelor of Science Electrical Engineering (B.S.E.E.) from Florida Institute of Technology, a Master of Science Engineering (M.S.E.) in electrical engineering from the University of Michigan, and a graduate degree of Engineer in Electrical Engineering from Stanford University.

“Ping Identity is leading the way by moving identity access and management from an IT investment to a true business differentiator,” said Verma. “I’m anxious to join the team to share my experience helping organizations embrace and extend new technologies to grow their business.”

Ping Identity current board director Lisa Hook will not be standing for re-election, with her current term ending May 3, 2022.

“With Anil and Vik, we are adding a wealth of knowledge, not only in the technology space, but in the ability to help companies thrive during times of change like we’re experiencing in the identity market,” said Andre Durand, CEO of Ping Identity. “We are providing our customers with identity management solutions that deliver exceptional digital experiences to help them differentiate and grow their businesses. I believe the insight Anil and Vik will add to our board will help keep our customers successful and enable Ping Identity to thrive. Lisa Hook has notified us that she will not be standing for re-election to the board. Lisa has been an invaluable member of our board and made many significant contributions to the growth of the company.  I want to personally thank Lisa for her years of service on our board.”

About Ping Identity

Ping Identity delivers intelligent identity solutions for the enterprise. We enable companies to achieve Zero Trust identity-defined security and more personalized, streamlined user experiences. The PingOne Cloud Platform provides customers, workforce, and partners with access to cloud, mobile, SaaS and on-premises applications across the hybrid enterprise. Over half of the Fortune 100 choose us for our identity expertise, open standards, and partnerships with companies including Microsoft and Amazon. We provide flexible identity solutions that accelerate digital business initiatives, delight customers, and secure the enterprise through multi-factor authentication, single sign-on, access management, intelligent API security, directory, and data governance capabilities. For more information, visit www.pingidentity.com.

###

Ping Identity Contacts

Ping Identity Media Relations

Kristin Miller

press@pingidentity.com

720.728.1033